EXHIBIT 10.10

FORM OF CHANGE-IN-CONTROL AGREEMENT

This Agreement (the “Agreement”) made as of the_____________day of ___________, ___________, is by and between, Essential Utilities, Inc., a Pennsylvania corporation (“Essential”), and _______________________ (the "Executive").

WHEREAS, effective on _________________, the Executive was [hired][promoted] to the position of _________________ with [Essential];

WHEREAS, Essential considers it essential to foster the employment of well-qualified, key management personnel and, in this regard, the Board of Directors of Essential recognizes that, as is the case with many publicly-held corporations such as Essential, the possibility of a change of control of Essential may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of  Essential;

WHEREAS, the Board of Directors of Essential has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of management of Essential to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of Essential, although no such change is now contemplated; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

(a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) "Base Compensation" shall mean the Executive’s then-current base annual salary, plus the greater of the Executive’s target bonus for the year in which the Executive incurs a Termination of Employment, or the last actual bonus paid to the Executive under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Essential), in all capacities with Essential and its Subsidiaries or Affiliates.  The Executive’s Base Compensation shall be determined prior to reduction for salary deferred by the Executive under any deferred compensation plan of Essential and its Subsidiaries or Affiliates, or otherwise.

(c) A Person shall be deemed the "Beneficial Owner" of any securities: (i) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided,  however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing;  provided,  however, that a Person shall not be deemed the "Beneficial Owner" of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of Essential;  provided,  however, that nothing in this Section 1(c) shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(d) "Board" shall mean the Board of Directors of Essential.

(e) "Cause" shall mean 1) misappropriation of funds, 2) habitual insobriety or substance abuse, 3) conviction of a crime involving moral turpitude, or 4) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Essential or its Subsidiaries and Affiliates.

(f) "Change in Control" shall mean:

(i) any Person (including any individual, firm, corporation, partnership or other entity except Essential, any subsidiary of Essential, any employee benefit plan of Essential or of any subsidiary, or any Person or entity organized, appointed or established by Essential for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Common Stock of Essential then outstanding;

(ii) during any twenty-four month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Essential’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(iii) there occurs a sale of 50% or more of the aggregate assets or earning power of Essential and its Subsidiaries, or its liquidation is approved by a majority of its shareholders or Essential is merged into or is merged with an unrelated entity such that following the merger the shareholders of Essential no longer own more than 50% of the resultant entity.

Notwithstanding anything in this subsection 1(f) to the contrary, a Change in Control shall not be deemed to have taken place under clause (f)(i) above if (1) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of Essential then outstanding as a result, in the determination of a majority of those members of the Board of Directors of Essential in office prior to the acquisition, of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Common Stock so that it no longer owns 20% or more of the Common Stock then outstanding, or (2) such Person becomes the beneficial owner in the aggregate of 20% or more of the Common Stock of Essential outstanding as a result of an acquisition of common stock by Essential which, by reducing the number of common stock outstanding, increases the proportionate number of shares of common stock beneficially owned by such Person to 20% or more of the shares of common stock then outstanding; provided,  however that if a Person shall become the beneficial owner of 20% or more of the shares of common stock then outstanding by reason of common stock purchased by Essential and shall, after such share purchases by Essential become the beneficial owner of any additional shares of common stock, then the exemption set forth in this clause shall be inapplicable.

(g)“Equity Compensation Plan” shall mean Essential’s  Amended and Restated Equity Compensation Plan, and its predecessors and successors.

(h)"Good Reason Termination" shall mean, except as otherwise provided in the last paragraph of this subsection (h), a Termination of Employment as a result of one or more of the following events, without the Executive’s written consent to the event:

(i)any action or inaction that constitutes a material breach by Essential (or any successor thereto) of this Agreement;

(ii)a material diminution of the authority, duties or responsibilities of the Executive held immediately prior to the Change in Control;

(iii)a material diminution in the Executive’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten (10) percent or more that does not apply generally to all executive officers of Essential; or

(iv)a material change in the geographic location at which the Executive must perform services under this Agreement, which, for purposes of this Agreement, means a requirement that the Executive be based at any office or location which is located more than fifty (50) miles from the Executive’s primary place of employment immediately prior to the Change in Control on other than on a temporary basis (less than 6 months).

(v)a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation).

(vi)a material diminution in the budget over which the Executive retains authority.

A Termination of Employment after any of the foregoing events shall be a Good Reason Termination only if the Executive provides written notice to Essential of the existence of such event within ninety (90) days after the initial occurrence of such event, and Essential fails to remedy the event within thirty (30) days following the receipt of such notice.

(i) "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following the Executive's 65th birthday.

(j)"Subsidiary" shall mean any corporation in which Essential, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which Essential, directly or indirectly, owns at least 50% of the profits or capital interests.

(k)"Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

(l)"Termination of Employment" shall mean the involuntary termination of the Executive's actual employment relationship with Essential and any of it Subsidiaries that actually employs the Executive.

2.

Notice of Termination.  Any Termination of Employment following a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific provision in this Agreement relied upon,  (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Executive's Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice for a termination other than a Good Reason Termination, or, in the event of a Good Reason Termination, not more than 15 days after the end of the cure period.)

3.

Severance Compensation upon Termination.  Subject to the provisions of Section 11 and Section 23 hereof, in the event of the Executive's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, in either event within two years after a Change in Control, Essential shall pay to the Executive, upon the execution of a release in the form required by Essential of its terminating executives prior to the Change in Control, a single lump sum cash payment in an amount equal to ________  (__) times the Executive's Base Compensation, plus a pro-rata share of the Executive’s target bonus under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Essential) based on the portion of the calendar year elapsed at the time of the Executive’s Termination of Employment, subject to required employment taxes and deductions.  Such payment shall be made to the Executive within 60 days following the Executive’s Termination of Employment.

4.	Other Payments and Benefits. The payment due under Section 3 hereof shall be in addition to and not in -3-

lieu of any payments or benefits, due to the Executive under any other plan, policy or program of Essential, and its Subsidiaries or Affiliates; provided, however, that an Executive shall not be eligible for benefits under any severance or stay-on bonus plan maintained by Essential, or any of its Subsidiaries or Affiliates, if the Executive is entitled to receive benefits under this Agreement as a result of a Termination of Employment within two years following a Change in Control.  In addition, if the Executive is entitled to a payment under Section 3 hereof, the Executive shall be entitled to

(a) an amount equal to (i) ____________(__) months of the COBRA rate in effect at the Executive’s Termination of Employment, plus (ii) an additional amount which, after reduction for applicable income and employment taxes owed with respect to such additional amount, equals the income and employment taxes payable with respect to the amount described in clause (i), which shall be paid in a single lump sum at the time the benefit under Section 3 is paid; and

(b) fully-paid executive level reasonable outplacement services from the provider or the Executive’s choice for ____ (_) months following the Termination Date. All reimbursements paid to the Executive for purposes of outplacement services shall be made or provided in accordance with Treas. Reg. §1.409A-1(b)(9)(v)(A).

5.

Trust Fund.  Essential sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to the Executive under this Agreement.  Funding of such trust fund shall be subject to the discretion of certain Essential executives, as set forth in the agreement pursuant to which the fund has been established.

6.	Enforcement.

(a)In the event that Essential shall fail or refuse to make payment of any amounts due the Executive under Sections 3 and 4 hereof within the respective time periods provided therein, Essential shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3 or 4, as appropriate, until paid to the Executive, at the rate from time to time announced by PNC Bank, or its successor, as its "prime rate" plus 1%, each change in such rate to take effect on the effective date of the change in such prime rate.

(b)It is the intent of the parties that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder.  Accordingly, Essential shall pay the Executive the amount necessary to reimburse the Executive in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by the Executive in enforcing any of the obligations of Essential under this Agreement within five business days following the Executive’s request for the reimbursement.

7.

No Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8.

Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by Essential, or any of its Subsidiaries or Affiliates, and for which the Executive may qualify.  Notwithstanding any provision of this Agreement to the contrary, an Executive shall not be eligible for benefits under any severance or stay-on bonus plan maintained by Essential, or any of its Subsidiaries or Affiliates, if the Executive is entitled to receive benefits under this Agreement as a result of a Termination of Employment within two years following a Change in Control.  The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Executive.  It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by Essential.

9.

No Set-Off.    Essential’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-

off, counterclaim, recoupment, defense or other right which Essential, or any of its Subsidiaries or Affiliates may have against the Executive or others.

10.

Taxes.  Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and Essential shall use its best efforts to satisfy promptly all such requirements.

11.	Certain Reduction of Payments.

(a)In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.  The Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.  Any Payment reductions made pursuant to this subsection (a) shall be nondiscretionary and made in the manner that (i) least reduces economic value to the Executive and (ii) amounts payable at different times with the same value shall be reduced pro-rata.  Only amounts payable under this Agreement shall be reduced pursuant to this subsection (b).  All determinations to be made under this subsection (b) shall be made by an independent certified public accounting firm selected by Essential immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to Essential and the Executive within 60 days of the Change in Control.  Any such determination by the Accounting Firm shall be binding upon Essential and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subsection (b) shall be borne solely by Essential.

(b)All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by Essential.  Essential agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

12.

Term of Agreement.  The term of this Agreement shall be indefinite until Essential notifies the Executive in writing that this Agreement will not be renewed at least sixty days prior to the proposed termination; provided, however, that (i) after a Change in Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change in Control, the employment of the Executive with Essential or one or more of its Subsidiaries, as the case may be, shall terminate for any reason; provided, however, that if a Change in Control occurs within 18 months after (a) the Executive’s termination incurred for any reason other than a voluntary resignation or retirement (a Good Reason Termination shall not be deemed voluntary) or termination for Cause or (b) the termination of this Agreement, the Executive shall be entitled to all of the terms and conditions of this Agreement as if the Executive’s termination had occurred on the date of the Change in Control.

13.

Successor Company.    Essential shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of Essential, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors, in accordance with the terms hereof, and to become jointly and severally obligated with Essential to perform this Agreement in the same manner and to the same extent that Essential would be required to perform if no such succession or successions had taken place.  Failure of Essential to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor's assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, Essential means Essential and any successor or successors to its business and/or assets, jointly and severally.

14.

Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to Essential, to:

Essential Utilities, Inc.

c/o General Counsel

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

If to the Executive, to:

____________________

____________________

____________________

or to such other names or addresses as Essential or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by Essential following a Change in Control, notice at the last address of Essential or to any successor pursuant to Section 13 hereof shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

15.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

16.

Contents of Agreement, Amendment and Assignment.  This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and Essential. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Executive.  It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by Essential.

17.	No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of Essential or any of its Subsidiaries.

18.

Successors and Assigns.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Essential hereunder shall not be assignable in whole or in part.

19.

Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

20.

Remedies Cumulative; No Waiver.  No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

21.

Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

22.

Arbitration.  In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Bryn Mawr, Pennsylvania, in accordance with the National Rules for the Settlement of Employment Disputes of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Essential shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses).

23.	Section 409A of the Code.

(a)Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a Termination of Employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall the Executive, directly or indirectly, designate the calendar year of any payments to be made to him under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv), including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)Payment Delay.  To the maximum extent permitted under section 409A of the Code, severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Executive during the six-month period following the Executive’s Termination of Employment that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of the Executive’s Termination of Employment, the Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of Essential  in accordance with Essential’s “specified employee” determination policy), then Essential shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following the Executive’s Termination of Employment for six months following the Executive’s Termination of Employment.  The delayed Excess Amount shall be paid in a lump sum to the Executive within thirty (30) days following the date that is six (6) months following the Executive’s Termination of Employment, and any amount payable to the Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to the Executive in accordance with the terms of this Agreement.  If the Executive dies during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the Executive’s death, and any amounts not delayed shall be paid to the personal representative of the Executive’s estate in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:ESSENTIAL UTILITIES, INC.

_____________________________By______________________________________

Secretary

EXECUTIVE

____________________________________________________________________

Witness